UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

November 18, 2019
Date of Report (Date of earliest event reported)

SINCLAIR BROADCAST GROUP, INC.
(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, MD  21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $ 0.01 per share	SBGI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SINCLAIR BROADCAST GROUP, INC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2019, Sinclair Broadcast Group, Inc. (the “Company”) announced the following executive retirement and promotion:

•	Effective December 31, 2019, Steven Marks' retirement as Executive Vice President & Chief Operating Officer of the Company's TV Group.

•
Effective January 1, 2020, Robert Weisbord's promotion from Chief Revenue Officer to President of the Company's Local News & Marketing Services division. Mr. Weisbord will report to Christopher Ripley, President and Chief Executive Officer of the Company, and will be responsible for all advertising related revenue, programming, promotions, and operations of the legacy TV group, now known as the Local News & Marketing Services division. In addition, Mr. Weisbord will continue to oversee all revenue initiatives for Tennis Channel and the Sports division.

Mr. Weisbord, age 57, has served as Sinclair’s Chief Revenue Officer, responsible for developing, executing and leading sales and revenue growth strategies and initiatives for Broadcasting, Digital, Advanced Revenue and all Networks sales, a position he has held since December 2017. Previously, from January 2014 to December 2017, he served as Chief Operating Officer of Sinclair Digital Group, and was responsible for all digital media creation, interaction of the unit with news and television station platforms, revenue generation, and exploration of strategic partnerships and potential related acquisitions. He also served as Vice President of New Media from June 2010 to January 2014.

In July 1997, we entered into an employment agreement with Mr. Weisbord, which was amended in July 2011. Mr. Weisbord is entitled to an annual base salary of $750,000, plus a quarterly and annual cash bonus described below. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Weisbord at any time, with or without cause. In the event Mr. Weisbord's employment is terminated by the Company without cause or by Mr. Weisbord, or in the event of death or disability, Mr. Weisbord is entitled to receive his salary through the termination date and a payment in respect of unutilized vacation time accrued through the termination date. In the event Mr. Weisbord's employment is terminated by the Company with cause, he is entitled to receive his salary through the termination date. The agreement also contains non-competition and confidentiality restrictions on Mr. Weisbord.

We anticipate filing Mr. Weisbord's employment agreement as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019.

For 2019, Mr. Weisbord's cash bonus consists of two components, a quarterly cash bonus and an annual cash bonus. Mr. Weisbord is eligible for maximum quarterly bonus amounts of $75,000 per quarterly period and for a maximum annual bonus of $200,000, dependent on the generation of certain revenue targets. Mr. Weisbord’s quarterly bonuses are paid on a sliding scale. If actual quarterly revenue is equal to or in excess of the targeted revenue for a particular quarter, then 100% of the maximum quarterly bonus attributable to the revenue target is paid. For any particular quarter, if actual quarterly revenue is between 95% and 99.9% of budgeted quarterly revenue, then 25% to 95% of the maximum quarterly bonus is paid as follows:

Percentage of Achievement of Budgeted BCF	Payout Percentage of Maximum Quarterly Bonus for BCF
95 - 95.9%	25%
96 - 96.9%	40%
97 - 97.9%	65%
98 - 98.9%	80%
99 - 99.4%	90%
99.5 - 99.9%	95%

If actual quarterly revenue is less than 95% of budgeted revenue, then no quarterly bonus is paid. However, included in the cash bonus is an annual bonus catch-up provision. If at the end of the year, the annual actual revenue is greater than the annual targeted revenue and the fourth quarter’s actual quarterly revenue is greater than 95% of such quarter’s targeted quarterly revenue, an annual bonus calculation is determined using the quarterly percentage achievement targets and a corresponding quarterly payout percentage. Mr. Weisbord's annual cash bonus is received at 5% of his maximum annual bonus for every $1.0 million by which actual revenue exceeds the targeted annual revenue for the current year.

A copy of the Company’s press release relating to the executive retirement and promotion described above is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Registrant under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit related to Item 5.02 shall be deemed to be furnished and not filed.

Exhibit No.	Description

99.1	Press Release dated November 18, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By: /s/ David R. Bochenek

Name:    David R. Bochenek
Title:    Senior Vice President / Chief Accounting Officer / Corporate Controller
Dated: November 21, 2019